As filed with the Securities and Exchange Commission on March 4, 2016

Registration No. 333-116084

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-116084

UNDER

THE SECURITIES ACT OF 1933

QUIKSILVER, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0199426
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5600 Argosy Circle, #100

Huntington Beach, CA 92649

(714) 889-2200

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Linnsey Caya

General Counsel and Secretary

Quiksilver, Inc.

5600 Argosy Circle, #100

Huntington Beach, CA 92649

(714) 889-2200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

On September 9, 2015, Quiksilver, Inc., a Delaware corporation (the “Registrant”), and each of its wholly owned U.S. subsidiaries – DC Direct, Inc., DC Shoes, Inc., Fidra, Inc., Hawk Designs, Inc., Mt. Waimea, Inc., Q.S. Optics, Inc., QS Retail, Inc., QS Wholesale, Inc., Quiksilver Entertainment, Inc. and Quiksilver Wetsuits, Inc. (such subsidiaries, together with the Registrant, the “Debtors”) – filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) seeking relief under chapter 11 of the United States Bankruptcy Code (the cases commenced thereby, the “Chapter 11 Cases”). On January 29, 2016, the Bankruptcy Court entered an order confirming the Third Amended Joint Chapter 11 Plan of Reorganization of Quiksilver, Inc. and Its Affiliated Debtors and Debtors in Possession (the “Plan”), which was filed with the Bankruptcy Court on January 28, 2016. On February 11, 2016 (the “Effective Date”), the Plan became effective pursuant to its terms and the Debtors emerged from the Chapter 11 Cases. On the Effective Date and in accordance with the terms of the Plan, all of the Registrant’s existing equity securities, including its shares of common stock, options and warrants, were automatically cancelled and extinguished without holders receiving any distribution.

The Registrant previously registered 211,277 shares of the Registrant’s common stock, $0.01 par value per share, under the registration statement on Form S-3 (File No. 333-116084), originally filed on June 2, 2004 (the “Registration Statement”). As a result of the consummation of the transactions contemplated by the Plan, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration all securities of the Registrant registered pursuant to the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, on the 4th day of March, 2016.

QUIKSILVER, INC.

By:	/s/ Thomas Chambolle
Name:	Thomas Chambolle
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Pierre Agnes	Chief Executive Officer and Director	March 4, 2016
Pierre Agnes	(Principal Executive Officer)

/s/ Thomas Chambolle	Chief Financial Officer	March 4, 2016
Thomas Chambolle	(Principal Financial Officer)

/s/ Matthew Wilson	Director	March 4, 2016
Matthew Wilson

/s/ David Tanner	Director	March 4, 2016
David Tanner

/s/ Thomas Casarella	Director	March 4, 2016
Thomas Casarella